Exhibit 10.1

Description of Prudential Savings Bank’s Fiscal 2009 Directors’ Compensation

          Compensation to directors for their service on the Board of Directors is paid by Prudential Savings Bank (the “Bank”), the wholly-owned subsidiary of Prudential Bancorp, Inc. of Pennsylvania (the “Company”). The Company does not pay separate compensation to its directors for their service on the Company’s Board of Directors. For fiscal 2009, members of the Bank’s Board of Directors will receive an annual retainer of $22,680 per annum, plus an additional fee for special meetings at a rate of $1,890 per meeting. Members of the Audit Committee, Executive Committee, Compensation Committee and Budget/Finance Committee will receive fees of $840 per meeting attended. As Chairman of the Board, Mr. Packer will receive an annual retainer of $74,702 in addition to standard board and committee meeting fees. As solicitor of the Bank, Mr. Balka will receive an annual retainer of $48,300. Mr. Balka also will receive the normal meeting fees for service on the Executive Committee and the normal annual Board retainer of $22,680.